BLUECALYPSO®



Corporate Background

WHEN FRIENDS TALK **FRIENDS LISTEN**®

The Company

Blue Calypso Inc. delivers a digital word-of-mouth marketing platform designed to help brands leverage customer relationships, to increase brand loyalty, and drive revenue. Blue Calypso enables brands to harness the power of brand advocacy through digital word-of-mouth, social media channels, mobile technologies and customer loyalty rewards. Robust tracking and analytics provide powerful insights into customer behavior and influence allowing brands to monitor their advertising spend and shift to higher ROI media.

The Market

- The digital advertising market is expected to grow from $41 Billion this year, climbing to a projected $76+ Billion in 2016. (Forrester Research Interactive Marketing Forecasts.)
- Nearly 10% of all e-commerce is now transacted via mobile devices (comScore).
- Recommendations by friends are trusted by consumers 92% of the time, vs. 24% of consumers who trust online banner ads (Nielsen Global Consumer Survey).
- 80% of all B2C and B2B purchases involve some form of word of mouth recommendation during the purchase cycle (Forrester Research)

Products

Blue Calypso offers two distinct social media solutions. Our "White Label" enterprise solution is utilized primarily by companies with large followings. Clients use our custom branded technology to communicate key programs, promotions and content with their fans who can then share these messages with all of their friends through mobile and social media. The platform tracks and monitors the spread of those messages through key social media channels allowing companies to gain deep social insight and a higher ROI on their advertising spend. The White Label offering is expected to generate the vast majority of Blue Calypso's revenues for the foreseeable future.

Our proprietary community, called CALYP® [pronounced 'klip'], is a loyalty and social sharing platform that motivates consumers to become vocal "Endorsers" of brands and businesses. CALYP Endorsers are encouraged to personalize and share display campaigns, brand content and personal photos and videos, friend-to-friend, via text, email and social media posts. In return for sharing, endorsers gain access to exclusive brand loyalty rewards and cash incentives. CALYP is available online and for the Apple® iPhone® and Google® Android® smartphones

Key Investment Considerations

Newly hired senior management – Recently hired Bill Ogle, formerly with Motorola Mobility – CMO; Samsung Telecommunications America – CMO; Pizza Hut – CMO; Proctor & Gamble; Sara Lee Corp. He has 23 years of industry experience with marketing and technology companies and extensive industry contacts.

Digital advertising represents tremendous market opportunity – Market size of approximately $41 Billion in 2012 with a forecasted CAGR of 18+% (Forrester Research).

Strong Intellectual Property (IP) portfolio – Blue Calypso has two issued "system & method" patents (7,664,516 & 8,155,679) and two additional patents pending. IP litigation and licensing handled by Fish and Richardson, P.C., a top global intellectual property law firm.

Proprietary technology platform. – State-of-the-art analytics for real-time tracking and monitoring of traffic and activity on multiple platforms delivered through multiple different channels (e.g., Facebook, Twitter, LinkedIn, SMS, Blogs, and Email) by geo-location, day of week, time of day and weather conditions. The Blue Calypso platform delivers significant improvements in key metrics like Click-Thru-Rate (CTR) and Click-to-Purchase (CTP) over other digital marketing media. The platform also functions as the back-end engine for "White Label" partner and client brand campaigns. More than 1500 test campaigns have been executed to date which has validated the business model and provided valuable feedback to continuously refine our platform and services

Revenue Model: Three pronged approach

White Label – Trackable promotional campaign with partner brand's "look and feel" which leverages the host brand's community. Blue Calypso anticipates over 90% of future campaigns will be "White Label." We believe that the average White Label campaign will generate $30,000 to $70,000 with gross margins of approximately 85%. The company anticipates 5 campaigns in Q4 2012 ramping to 25 campaigns in Q4 2013 (representing a 100 campaign run-rate as of Q4 2013).

Proprietary – Blue Calypso's endorser base currently has a reach of approximately 6 million friends and is growing rapidly. Pricing is variable. Gross margins are approximately 45%. We anticipate that 10% of future campaigns will be proprietary. Endorsers are also acquired organically as brands invite employees, customers and fans to join their brand program.

Licensing. – Blue Calypso does not currently receive any licensing revenue from its patent portfolio. The company has retained Fish & Richardson as its intellectual property legal counsel and intends to vigorously enforce its patents against the industry. We believe we will ultimately realize revenues from licensing arrangements, but cannot predict the timing for when those revenues will be realized, or whether they will ever be realized. We do expect to begin defending our intellectual property in the second half of 2012